EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports dated October 3, 2008 relating to the balance sheet of ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. and to the balance sheet of ICON GP 14, LLC in the Registration Statement (Form S-1 as filed on October 3, 2008) and related Prospectus of ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. for the registration of up to 412,000 limited partnership interests.

/s/ Ernst & Young LLP
New York, New York
October 3, 2008